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                                                                     EXHIBIT 5.1


                               February 3, 1997



Nuevo Energy Company
1331 Lamar, Suite 1650
Houston, Texas 77010

     Re: Distribution of up to 1,400,000 additional shares of Common Stock of Nuevo Energy Company pursuant to the 1993 Stock Incentive Plan

Gentlemen:

     We have acted as legal counsel for Nuevo Energy Company, a Delaware corporation ("Company"), in connection with the offer to certain of the directors, officers, employees, and consultants of the Company and its subsidiaries of a total of up to 1,400,000 additional shares (the "Shares") of the Company's common stock, $.01 par value per share ("Common Stock"), issuable pursuant to the Company's 1993 Stock Incentive Plan ("Plan"), which were made available for distribution pursuant to an amendment to the Plan adopted on April 12, 1996, subject to shareholder approval, which increased the number of shares of Common Stock available for distribution under the Plan by 1,400,000 shares.

     We have made such inquiries and examined such documents as we have considered necessary or appropriate for the purposes of giving the opinion hereinafter set forth, including the examination of executed or conformed counterparts, or copies certified or otherwise proved to our satisfaction of the following:

     (i) the Certificate of Incorporation of the Company as filed with the Secretary of State of Delaware on March 2, 1990, as amended;

    (ii)   the Bylaws of the Company as of the date of this opinion;

   (iii) the Company's Registration Statement on Form S-8 covering the Shares ("Registration Statement");

    (iv)   the Plan; and

     (v) such other documents, corporate records, certificates and other instruments as we have deemed necessary or appropriate for the purpose of this opinion.
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Nuevo Energy Company
February 3, 1997
Page 2


     We have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution or recordation are prerequisites to the effectiveness thereof.

     Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

     The Shares of Common Stock covered by the Registration Statement have been duly authorized and when issued and sold in accordance with the Plan, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.


                                             Very truly yours,



                                             /s/ Butler & Binion, L.L.P.
                                             ___________________________
                                             BUTLER & BINION, L.L.P.